Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares, Institutional Service Shares and Class Y Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Institutional Shares, Institutional Service Shares and Class Y Shares Statements of Additional Information in Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A, No. 2-89028) of Federated U.S. Government Securities Fund: 1-3 years, and to the incorporation by reference of our report dated April 19, 2007 on Federated U.S. Government Securities Fund: 1-3 years included in the Annual Report to Shareholders for the fiscal year ended February 28, 2007.


/s/ Ernst & Young LLP


Boston, Massachusetts
April 24, 2007